Exhibit 23.1
INDEPENDENT AUDITORS’ CONSENT
We hereby consent to the use of our audit report dated March 16, 2009 (except for Notes 2c) and 22 which are dated as of November 12, 2009) on the consolidated balance sheets of Cascades Inc. as at December 31, 2008 and 2007, and the consolidated statements of earnings (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 which is included in the Annual Report on Form 40-F/A of Cascades Inc. for the fiscal year ended December 31, 2008. We also consent to the use in this Annual Report of our Comments by Auditors on Canada-US Reporting Difference dated March 16, 2009 (except for Notes 2c) and 22 which are dated as of November 12, 2009) which appears in this Annual Report on Form 40-F/A
/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montréal, Canada
March 16, 2009
(except for Notes 2c) and 22 which are dated as of November 12, 2009)